ARHAUS REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS
BOSTON HEIGHTS, Ohio (August 6, 2026)—Arhaus, Inc. (“Arhaus” or the “Company”) (NASDAQ: ARHS), a premium home furnishing brand known for responsibly sourced, artisan-crafted products and heirloom-quality design, reported second quarter results for the period ended June 30, 2026.
Second Quarter 2026 Highlights
Compared to the second quarter of 2025:
•Net revenue increased 7.4% to $385 million
•Gross margin increased 16.1% to $172 million and included a $23.8 million benefit from IEEPA tariff recoveries, of which $15.5 million related to inventory sold prior to April 2026
•Selling, general and administrative expenses increased 16.1% to $118 million
•Net and comprehensive income increased 13.1% to $40 million
•Adjusted EBITDA increased 16.8% to $70 million and reflected the $23.8 million benefit from IEEPA tariff recoveries, of which $15.5 million related to inventory sold prior to April 2026
•Comparable Delivered Sales(1) increased 4.0%
•Comparable Written Sales(2) increased 12.5%

John Reed, Co-Founder and Chief Executive Officer, said:
“Exceptional product has been the foundation of Arhaus for 40 years, and our second-quarter performance reinforces how deeply clients value quality, craftsmanship, and personalization. Our newest collections are resonating, customization continues to gain momentum, and clients are engaging across our product categories. With an exciting product pipeline and compelling storytelling ahead, we believe we are well positioned to inspire more clients and continue our industry leading growth.”
Michael Lee, Chief Financial Officer, said:
“Our second-quarter performance reflected disciplined execution across the business. We delivered results above the high end of our guidance range across our key financial metrics, generated strong Comparable Written Sales, and continued making meaningful progress on our digital transformation initiatives that support the next phase of Arhaus’ growth. As we look ahead, we remain focused on disciplined execution, investing thoughtfully in the capabilities that support long-term growth, improving operational efficiency, and creating long-term value for our shareholders.”

Business Highlights
Second quarter net revenue was $385 million, an increase of 7.4% year-over-year and above the high end of the Company’s guidance range.
Comparable Delivered Sales(1) increased 4.0% in the second-quarter, also exceeding the high end of the Company’s guidance range, bringing year-to-date Comparable Delivered Sales(1) to 1.4%. Comparable Written Sales(2) increased 12.5% in the second-quarter, bringing year-to-date Comparable Written Sales(2) to 2.8%.
Showroom Highlights
At the end of the second quarter of 2026, Arhaus operated 109 Showrooms across 31 states. During the quarter, the Company completed 4 Total Showroom Projects(3), including 2 new Showrooms, with a Traditional Showroom in Ashburn, Virginia, and a Loft location in Ontario, California, 1 relocation in Westlake, Ohio, and 1 expansion in Lone Tree, Colorado. Notable updates include:
•Ashburn, Virginia – The Company opened a Traditional Showroom spanning nearly 20,000 square feet in a premium lifestyle destination. The Showroom features Arhaus’ full product assortment, extensive custom upholstery offerings, and a best-in-class design team.
•Westlake, Ohio – The Company completed the relocation of its Crocker Park showroom in Westlake, Ohio. Located in the Company’s hometown market, Crocker Park is a premier mixed-use lifestyle destination with strong demographics and a complementary luxury retail environment.
For 2026, the Company continues to expect to complete approximately 10 to 14 Total Showroom Projects(3), consisting of 4 to 6 new openings and 6 to 8 relocations, renovations, or expansions, representing Net Unit Growth(4) of mid-single-digits for the year.
Balance Sheet and Liquidity
As of June 30, 2026, the Company reported the following:
•No long-term debt.
•Cash and cash equivalents totaled $226 million, a 10.6% decrease from December 31, 2025 to June 30, 2026. This primarily reflects the $49 million special cash dividend paid in March.
•Net merchandise inventory of $354 million, a 4.3% increase from December 31, 2025 to June 30, 2026.
•Client deposits of $264 million, a 11.8% increase from December 31, 2025 to June 30, 2026.
•Net cash provided by operating activities totaled $60 million for the six months ended June 30, 2026.
•Net cash used in investing activities was $37 million for the six months ended June 30, 2026. Company-funded capital expenditures(5) were $29 million and landlord contributions were $8 million.
IEEPA Tariff Recoveries

In February 2026, the U.S. Supreme Court issued a ruling invalidating certain tariffs previously imposed under the International Emergency Economic Powers Act (“IEEPA”). Subsequently, the U.S. Court of International Trade ruled that tariffs paid under the IEEPA must be refunded in accordance with the law.

As a result, the U.S. Customs and Border Protection Agency launched a special tariff refund program to facilitate such refunds.

The Company has requested refunds of $37.8 million for IEEPA tariffs previously paid and believes recovery is probable. As of June 30, 2026, the Company recognized a receivable of $32.7 million, which is included in prepaid and other current assets within the condensed consolidated balance sheets. As of June 30, 2026, the Company received $5.1 million in cash for the refunds.

During the six and three months ended June 30, 2026, the Company recognized a benefit of $23.8 million for the recovery of IEEPA tariffs paid, of which $15.5 million related to inventory sold prior to April 2026 and $8.3 million related to inventory sold during the quarter, in cost of goods sold within the condensed consolidated statements of comprehensive income.

As of June 30, 2026, the Company recorded $14.0 million primarily related to the reductions in inventory costs in merchandise inventory, net within the condensed consolidated balance sheets.

As of August 6, 2026, the Company has received $37.8 million in tariff refunds and $1.3 million in interest.

Outlook

The Company is maintaining its full-year Net revenue and Comparable Delivered Sales outlook. The outlook continues to reflect uncertainty related to the consumer environment, geopolitical conditions, and the timing of written sales conversion to delivered sales. The Company is updating its full-year Net income and Adjusted EBITDA outlook to reflect the benefit recognized from the recovery of previously paid IEEPA tariffs. Consistent with its long-term capital allocation philosophy, the Company expects to reinvest a portion of these recoveries into strategic growth initiatives while also offsetting elevated operating costs, with the remaining benefit reflected in updated profitability guidance.

	Full-Year 2026	Q3 2026
Net revenue	$1.43 billion to $1.47 billion	$355 million to $375 million
Net revenue growth	3.7% to 6.6%	3.0% to 8.8%
Comparable delivered sales(1)	0% to 3%	(1)% to 5%
Net income(6)	$71 million to $80 million	$8 million to $13 million
Adjusted EBITDA(7)	$160 million to $171 million	$26 million to $34 million

Other Estimates
Company-funded capital expenditures(5)	$70 million to $90 million
Depreciation & amortization	$50 million to $55 million
Fully diluted shares	~ 142 million
Effective tax rate	~ 29.0%
Showroom openings	4 to 6 new Showrooms
Total Showroom Projects(3)	10 to 14 Showroom Projects
Net Unit Growth(4)	Mid-Single-Digit

(1) Comparable Delivered Sales previously referred to as “Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(2) Comparable Written Sales previously referred to as “Demand Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of written sales from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(3) Total Showroom Projects is defined as the number of Showroom projects completed during the period, including new Showroom openings, relocations, remodels, and expansions. The Company considers all Showroom projects integral to its long-term growth strategy, with each evaluated based on strategic relevance and expected return on investment.
(4) Net Unit Growth reflects the percentage change in total Showroom count during the period, calculated as new Showroom openings net of Showroom closures or relocations that do not increase total unit count.
(5) Company-funded capital expenditures is defined as total net cash used in investing activities less landlord contributions.
(6) U.S. GAAP net income (loss).
(7) We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. These items include, but are not limited to, future share-based compensation expense, income taxes, interest income, and transaction costs. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure is not available without unreasonable effort
Conference Call
You are invited to listen to Arhaus’ conference call to discuss the second quarter 2026 financial results scheduled for today, August 6, 2026, at 8:30 a.m. Eastern Time. The call will be available over the Internet on our website (http://ir.arhaus.com) or by dialing (877) 407-3982 within the U.S., or 1 (201) 493-6780, outside the U.S. The conference ID number is 13758507.
A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at http://ir.arhaus.com for approximately twelve months.
About Arhaus
Founded in 1986 by Chief Executive Officer John Reed and his father, Arhaus is a premium home furnishings brand built on a simple idea: furniture and décor should be responsibly sourced, lovingly made, and built to last. Arhaus operates a vertically integrated model, designing and sourcing products directly from skilled artisans and carefully selected manufacturing partners around the world, including domestic upholstery production at its own North Carolina manufacturing facility. This approach enables Arhaus to offer a highly exclusive and customizable assortment of heirloom-quality furniture and décor designed to be used and enjoyed for generations.

With more than 100 Showroom locations across the United States, Arhaus’ integrated omni-channel model connects every client touchpoint, from Showroom and interior design to eCommerce and catalog, allowing Arhaus to meet clients wherever and however they choose to shop while delivering a highly personalized client-first experience from discovery through delivery.

For more information, please visit www.arhaus.com.
Investor Contact:
Tara Atwood Saja
Vice President, Investor Relations
(440) 439-7700
invest@arhaus.com

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, this press release and related tables include adjusted EBITDA, adjusted EBITDA as a percentage of net revenue, and Free Cash Flow, which present operating results on an adjusted basis.

We use non-GAAP measures to help assess the performance of our business, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with U.S. GAAP, we believe that providing these non-GAAP financial measures is useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of non-recurring items. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. These non-U.S. GAAP measures are not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. These measures should only be read together with the corresponding U.S. GAAP measures. Please refer to the reconciliations of adjusted EBITDA and Free Cash Flow to the most directly comparable financial measures prepared in accordance with U.S. GAAP below.
Forward-Looking Statements
Certain statements contained herein, including statements under the heading “Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.

Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to manage and maintain the growth rate of our business; our ability to obtain quality merchandise in sufficient quantities; challenges with the planning or implementation of our technology upgrades, including a new enterprise resource planning system; disruption in our receiving and distribution system, including delays in the integration of our distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers; effects of new or proposed tariffs and changes to international trade policies and agreements; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; risks as a result of constraints in our supply chain or disruptions due to geopolitical events such as acts of war and/or terrorism or other hostilities; a failure of our vendors to meet our quality standards; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing Showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; compliance with applicable governmental regulations; effectively managing our eCommerce sales channel and digital marketing efforts; our reliance on third-party transportation carriers and risks associated with freight and transportation costs; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Arhaus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$226,399	$253,356
Restricted cash	1,286	3,124
Accounts receivable, net	236	663
Merchandise inventory, net	353,531	338,806
Prepaid and other current assets	61,065	25,425
Total current assets	642,517	621,374
Operating right-of-use assets	415,884	391,274
Financing right-of-use assets	32,184	33,275
Property, furniture and equipment, net	331,038	316,216
Deferred tax assets	15,386	19,545
Goodwill	10,961	10,961
Other noncurrent assets	2,483	2,101
Total assets	$1,450,453	$1,394,746

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$71,910	$78,360
Accrued taxes	12,825	10,322
Accrued wages	19,447	20,879
Accrued other expenses	53,269	46,781
Client deposits	263,787	235,943
Current portion of operating lease liabilities	62,156	60,115
Current portion of financing lease liabilities	970	862
Total current liabilities	484,364	453,262
Operating lease liabilities, long-term	494,179	467,226
Financing lease liabilities, long-term	51,931	52,374
Other long-term liabilities	5,032	3,656
Total liabilities	$1,035,506	$976,518

Commitments and contingencies (Note 9)

Stockholders’ equity
Class A shares, par value $0.001 per share (600,000,000 shares authorized, 55,439,727 shares issued and 54,609,412 outstanding as of June 30, 2026; 54,565,242 shares issued and 53,969,149 outstanding as of December 31, 2025)	55	54
Class B shares, par value $0.001 per share (100,000,000 shares authorized, 87,115,600 shares issued and outstanding as of June 30, 2026; 87,115,600 shares issued and outstanding as of December 31, 2025)	87	87
Retained earnings	202,037	210,365
Additional paid-in capital	212,768	207,722
Total stockholders’ equity	414,947	418,228
Total liabilities and stockholders’ equity	$1,450,453	$1,394,746

Arhaus, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(Unaudited, amounts in thousands, except share and per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2026	2025	2026	2025
Net revenue	$699,173	$669,807	$384,897	$358,435
Cost of goods sold	412,665	405,993	212,824	210,208
Gross margin	286,508	263,814	172,073	148,227
Selling, general and administrative expenses	230,002	211,520	117,807	101,462
Loss on disposal of assets	104	108	—	—
Income from operations	$56,402	$52,186	$54,266	$46,765
Interest income, net	(1,518)	(1,317)	(1,064)	(744)
Other income	(892)	(236)	(45)	(150)
Income before taxes	58,812	53,739	55,375	47,659
Income tax expense	16,943	13,791	15,729	12,593
Net and comprehensive income	$41,869	$39,948	$39,646	$35,066

Net and comprehensive income per share, basic
Weighted-average number of common shares outstanding, basic	141,218,014	140,536,663	141,466,361	140,709,814
Net and comprehensive income per share, basic	$0.30	$0.28	$0.28	$0.25
Net and comprehensive income per share, diluted
Weighted-average number of common shares outstanding, diluted	141,776,353	141,126,879	141,808,253	141,162,310
Net and comprehensive income per share, diluted	$0.30	$0.28	$0.28	$0.25

Arhaus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Six months ended
	June 30,
	2026	2025
Cash flows from operating activities
Net income	$41,869	$39,948
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,114	22,959
Amortization of operating lease right-of-use asset	24,181	20,335
Amortization of interest on operating leases	16,004	14,156
Equity based compensation	6,058	3,390
Deferred tax assets	4,159	(1,529)
Amortization of cloud computing arrangements	1,749	853
Loss on disposal of assets	104	108
Insurance proceeds	176	—
Gain on insurance claims	(952)	—
Changes in operating assets and liabilities
Accounts receivable	427	282
Merchandise inventory	(14,725)	(14,107)
Prepaid and other assets	(38,214)	4,398
Other noncurrent liabilities	1,378	(172)
Accounts payable	(8,254)	1,816
Accrued expenses	8,108	4,746
Operating lease liabilities	(35,242)	(27,952)
Client deposits	27,844	12,197
Net cash provided by operating activities	59,784	81,428
Cash flows from investing activities
Purchases of property, furniture and equipment	(38,093)	(41,622)
Insurance proceeds	1,193	—
Net cash used in investing activities	(36,900)	(41,622)
Cash flows from financing activities
Principal payments under finance leases	(425)	(365)
Repurchase of shares for payment of withholding taxes for equity based compensation	(1,664)	(1,675)
Cash dividend payments	(49,590)	(276)
Net cash used in financing activities	(51,679)	(2,316)
Net (decrease) increase in cash, cash equivalents and restricted cash	(28,795)	37,490
Cash, cash equivalents and restricted cash
Beginning of period	256,480	200,929
End of period	$227,685	$238,419

Supplemental disclosure of cash flow information
Interest paid in cash	$2,630	$2,513
Interest received in cash	3,539	4,040
Income taxes paid in cash	8,628	13,030
Noncash investing activities:
Purchases of property, furniture and equipment in current liabilities	10,907	7,190

Arhaus, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Six months ended		Three months ended
	June 30,		June 30,
	2026	2025	2026	2025
Net and comprehensive income	$41,869	$39,948	$39,646	$35,066
Interest income, net	(1,518)	(1,317)	(1,064)	(744)
Income tax expense	16,943	13,791	15,729	12,593
Depreciation and amortization	25,114	22,959	12,744	11,597
EBITDA	82,408	75,381	67,055	58,512
Equity based compensation	6,058	3,390	3,413	1,795
Other expenses (1)	—	108	—	—
Adjusted EBITDA	$88,466	$78,879	$70,468	$60,307

Net revenue	$699,173	$669,807	$384,897	$358,435
Net and comprehensive income as a % of net revenue	6.0%	6.0%	10.3%	9.8%
Adjusted EBITDA as a % of net revenue	12.7%	11.8%	18.3%	16.8%

(1) Other expenses represent costs and investments not indicative of ongoing business performance, such as loss on disposal of assets.

Arhaus, Inc. and Subsidiaries
Reconciliation of Free Cash Flow
(Unaudited, amounts in thousands)

	Six months ended
	June 30,
	2026	2025
Net cash provided by operating activities	$59,784	$81,428
Net cash used in investing activities	(36,900)	(41,622)
Free cash flow	$22,884	$39,806

Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities.

Arhaus, Inc. and Subsidiaries
Supplemental Comparable Metrics Schedules
(Unaudited)

Supplemental Comparable Metrics Schedules

Comparable Written Sales(2) by Quarter and Year-to-Date

The table below represents Comparable Written Sales(2) on a quarterly and year-to-date basis for fiscal year 2026. Comparable Written Sales(2) reflects written sales trends during the period and is measured using a 13-month comparable Showroom definition, consistent with historical disclosure.

2026	Comparable Written Sales (By Quarter)	Comparable Written Sales (Year-to-Date)
First Quarter	(5.7)%	(5.7)%
Second Quarter	12.5%	2.8%

Comparable Delivered Sales(1) by Quarter and Year-to-Date

The table below represents Comparable Delivered Sales(1) on a quarterly and year-to-date basis for fiscal year 2026. Comparable Delivered Sales(1) reflects revenue recognized during the period and is measured using a 15-month comparable Showroom definition, consistent with historical disclosure.

2026	Comparable Delivered Sales (By Quarter)	Comparable Delivered Sales (Year-to-Date)
First Quarter	(1.7)%	(1.7)%
Second Quarter	4.0%	1.4%

Due to differences in order timing, backlog, and revenue recognition, Comparable Written Sales(2) and Comparable Delivered Sales(1) use different comparable Showroom eligibility thresholds. Comparable Written Sales(2) metrics use a 13-month definition to reflect written sales trends, while Comparable Delivered Sales(1) metrics use a 15-month definition to reflect revenue recognition consistency.

Arhaus, Inc. and Subsidiaries
Supplemental Showroom Schedules
(Unaudited)

Supplemental Showroom Schedules

Showroom Portfolio Composition

The table below represents the composition of the Showroom Portfolio by format and operating footprint as of each period presented:

	June 30, 2026	December 31, 2025
Traditional Showrooms	91	90
Design Studios	9	9
Lofts	9	8
Total Showrooms	109	107

Total gross square footage (in thousands)	1,897	1,836
Showrooms with interior designers	97	97
Total interior designers	152	142
States where we operate	31	31

Geographic Showroom Footprint

The table below represents the number of Showrooms in each U.S. state in which the Company operates as of June 30, 2026.

Locations	Showrooms	Locations	Showrooms
Alabama	1	Missouri	1
Arizona	2	Montana	1
California	17	New Hampshire	1
Colorado	6	New Jersey	5
Connecticut	3	New York	4
Florida	9	North Carolina	4
Georgia	3	Ohio	9
Illinois	4	Oklahoma	1
Indiana	1	Pennsylvania	4
Kansas	1	South Carolina	1
Kentucky	3	Tennessee	1
Louisiana	1	Texas	8
Maryland	4	Utah	1
Massachusetts	3	Virginia	5
Michigan	3	Wisconsin	1
Minnesota	1

Arhaus, Inc. and Subsidiaries
Supplemental Showroom Schedules
(Unaudited)

Showroom Maturity Mix

The table below represents the composition of the Showroom portfolio by maturity as of the period presented.

June 30, 2026
Maturity Bucket	Definition	% of Portfolio	# of Showrooms
< 12 Months	Opened within Last 12 Months	7%	8
12-24 Months	Opened 12 to 24 Months	14%	15
24-36 Months	Opened 24 to 36 Months	15%	16
> 36 Months	Mature Showrooms	64%	70
Total		100%	109

The elevated proportion of newer showrooms reflects increased openings and relocations over the past several years and supports embedded future revenue growth as locations mature. Maturity is measured from Showroom opening date or relocation reopening date; includes Traditional Showrooms, Design Studios, and Lofts; excludes temporary closures.

Illustrative Unit Economics (Targets)

The table below represents targeted Showroom unit economics at maturity, based on internal underwriting assumptions and historical performance.

Metric	Traditional Showroom	Design Studio
	(~17K sq ft)	(~6K sq ft)
Net Revenue Maturity	> $10M	Lower than Traditional
Contribution Margin (pre-D&A)	~32%	~35%
Cash Payback	< 2 years	< 2 years
Company-funded capital expenditures	~$4 - 6M	Lower
Revenue Maturity	Year 3	Year 3

Company-funded capital expenditures represents the total net cash used in investing activities less landlord contributions. Targets reflect performance at full maturity. Assumptions are informed by historical performance, internal underwriting, and recent Showroom cohorts.

Arhaus, Inc. and Subsidiaries
Supplemental Showroom Schedules
(Unaudited)

Total Showroom Projects(3)

The table below represents the total Showroom project pipeline for fiscal year 2026, consistent with the Company’s guidance.

Guidance Full-Year 2026
Project Type	Definition	# of Projects
New Openings	New Showroom openings	4 to 6
Relocations	Relocation of existing Showrooms	4 to 5
Renovations/Expansions	Refreshes of remodels and Expansions of existing Showrooms	2 to 3
Total Showroom Projects		10 to 14

Total Showroom Projects(3) are expected to be within the Company’s full-year 2026 guidance range. For competitive reasons, the Company does not disclose the specific locations of planned Total Showroom Projects(3). The Company provides additional detail on Showroom activity following completion as part of its regular quarterly disclosures.